Exhibit 10.3.15

SYNIVERSE TECHNOLOGIES, INC.

EXECUTIVE SEPARATION AGREEMENT

THIS EXECUTIVE SEPARATION AGREEMENT (the “Agreement”) is entered into as of November 24, 2008, by and among Wayne Nelson (“Nelson”), Syniverse Technologies, Inc., a Delaware corporation (“Employer”) and Syniverse Holdings, Inc., a Delaware corporation (the “Company”). Nelson, Employer, and the Company are sometimes collectively referred to herein as the “Parties” and individually as a “Party.”

Nelson, Employer and the Company are parties to that certain Amended and Restated Senior Management Agreement, dated as of February 9, 2005 (the “Senior Management Agreement”). As requested by Employer, effective as of 12/31/2008 (the “Separation Date”), Nelson will resign from his position as Vice President Controller of the Employer, as well as from all other offices and positions of the Company, Employer, and their subsidiaries. The Parties now wish to enter into this Agreement regarding the terms of Nelson’s separation from Employer and its subsidiaries. The parties have agreed that Nelson’s resignation shall entitle him to the same severance benefits as if Employer had terminated his employment without “Cause” for purposes of the Senior Management Agreement and that the Senior Management Agreement shall govern the parties’ rights and obligations with respect to Nelson’s resignation in the same manner, except as otherwise specifically provided herein. Any capitalized term not otherwise defined herein has the meaning set forth in the Senior Management Agreement, unless otherwise indicated herein.

In consideration of the foregoing and the mutual covenants, representations, warranties and agreements set forth herein, the Parties agree as follows:

1. Separation from the Company. Effective as of the Separation Date, Nelson will cease to be employed by Employer and its subsidiaries as a result of his resignation from his position as Employer’s Vice President Controller, as well as from all other offices and positions of the Company, Employer, and their subsidiaries. At such time, Nelson will no longer be required to fulfill any of the duties or responsibilities associated with any of these positions or offices and all authority of Nelson related to such positions and offices is hereby expressly revoked, effective as of the Separation Date. Nelson acknowledges and agrees that, through the date of the execution of this Agreement, the Company and Employer have met all of their obligations under the Senior Management Agreement and all other agreements, plans, and arrangements with Nelson governing his employment and/or compensation or benefits.

2. Consulting Period.

(a) Employer hereby engages Nelson as an independent contractor, and not as an employee, to render consulting services to Employer and its subsidiaries as hereinafter provided, and Nelson hereby accepts such engagement, for a period of twelve months following the Separation Date (the “Consulting Period”). Nelson shall not have any authority to bind or act on behalf of Employer or its subsidiaries. During the first six months of the Consulting Period, Nelson shall render such consulting services to Employer and its subsidiaries as Employer from time to time requests, for a period of not more than ten hours per week. Thereafter, during the remainder of the Consulting Period, Nelson shall render such consulting services to Employer and its subsidiaries as may be mutually agreed to by the parties. Nelson agrees to provide such consulting services in good faith and to the best of his ability.

(b) Employer shall pay to Nelson for the services provided during the Consulting Period an amount equal to his Annual Base Salary in effect as of the end of the Employment Period, which shall be payable in accordance with Employer’s normal payroll practices beginning in 2009. This is the cash severance benefit Nelson would have been entitled to receive pursuant to Section 6(c) of the Senior Management Agreement if Employer had terminated his employment without Cause and Employer had elected to extend the Initial Severance Period for one Additional Severance Period.

(c) During the Consulting Period, Nelson shall be reimbursed for reasonable out-of-pocket expenses incurred in connection with any such consulting services requested by Employer, in accordance with Employer’s policies relating to reimbursement of expenses and with reasonable supporting documentation.

(d) During the Consulting Period, Employer shall provide Nelson with administrative and secretarial support at Employer’s executive offices in Tampa, Florida for up to five hours per week during the Consulting Period.

(e) Nelson shall have the right to retain his blackberry, mobile telephone number and personal computer after the Separation Date, but Employer may remove, erase, overwrite or otherwise eliminate any and all data, information, and software from such blackberry and/or computer before releasing such blackberry and/or computer to Nelson. If Nelson learns that such blackberry and/or computer contains any proprietary or confidential information of Employer or any software licensed to Employer and not to Nelson, Nelson shall immediately remove such information and/or software from such blackberry and/or computer.

(f) To the extent not provided for in the Senior Management Agreement, and without limiting any terms of the Senior Management Agreement, all inventions, innovations, improvements, developments, methods, processes, programs, designs, analyses, drawings, reports, and all similar or related information (whether or not patentable) that relate to the Company’s, Employer’s or any of their respective subsidiaries’ or affiliates’ actual or anticipated business, research and development, or existing or future products or services and that are conceived, developed, contributed to, made, or reduced to practice by Nelson (either solely or jointly with others) as part of the consulting services referred to in this Section 2 shall be considered Work Product under the Senior Management Agreement.

(g) COBRA. On or after the Separation Date, Nelson may choose to participate in medical, dental and vision benefit coverage (at the executive level) in accordance with Section 4980B of the Internal Revenue Code of 1986, as amended (the “Code”). Nelson’s participation in such benefits will be subject to the normal eligibility requirements of such benefit programs. Employer shall reimburse the costs incurred during the Consulting Period for such benefit programs, in accordance with Employer’s policies relating to such reimbursement. Nelson shall be responsible for the costs incurred after the Consulting Period for such programs. Except as otherwise provided herein or required by applicable law, Nelson is not entitled to any other compensation or benefits from the Company, Employer, or any of their subsidiaries.

(h) The benefits described in paragraphs Section 2(c) and (d) that are taxable benefits are intended to comply, to the maximum extent possible, with one or more of the exceptions to Section 409A of the Code set forth in Treas. Reg. 1.409A-1(b)(9)(v). To the extent that any of those benefits either do not qualify for that exception, or are provided beyond the applicable time periods set forth in Treas. Reg. 1.409A-1(b)(9)(v), then they shall be subject to the following additional rules: (1) any reimbursement of eligible expenses shall be paid within sixty calendar days following Nelson’s written request for reimbursement, but no later than December 31 of the year following the year in which the expense was incurred; (2) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during any calendar year shall not affect the amount of expenses eligible for reimbursement, or in-kind benefits to be provided, during any other calendar year; and (3) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

3. Unused Vacation Days and Annual Incentive Payment.

(a) Employer shall pay to Nelson the cash value of any vacation days and paid time-off accrued but unused by Nelson as of the Separation Date, according to Employer’s vacation pay policy and paid time-off policy, respectively. Such amount shall be payable within thirty days following the Separation Date.

(b) Nelson shall be eligible to receive a bonus payment for the complete current 2008 fiscal year only if Employer in its discretion pays bonuses for the current 2008 fiscal year. The bonus payment will be based on a minimum individual performance rating of “meets expectations” and the overall Company performance results. This bonus payment will be paid in calendar year 2009 at the same time others in the Company receive any bonus payment, which will be approximately the end of March, 2009.

(c) In addition, a transition bonus in the amount of $25,000 shall be paid as remuneration for successful completion of transition activities during the 4Qtr 2008 as outlined below. This bonus is payable within thirty days following the Separation Date.

(i) Onboard and train Andrew Mercieca (EMEA Controller).

(ii) Develop framework and complete 2009 Syniverse budget.

(iii) Complete integration of BSG and ITHL onto SAP BW for planning purposes.

4. Stock Option Award.

(a) Nelson and the Company are parties to that certain Non-Qualified Stock Option Award Agreement, dated as of April 25, 2007 and April 25, 2008 (the “Stock Option Awards”). Any capitalized term in this Section 4 not otherwise defined herein has the meaning set forth in the Stock Option Awards or the Syniverse Holdings, Inc. 2006 Long-Term Equity Incentive Plan (the “Plan”).

(b) Pursuant to the Stock Option Awards, the Company granted Nelson an Option to acquire 10,000 shares of the Company’s Common Stock (the “Options”) pursuant to the Plan. With respect to the Options:

(i) To the extent not previously exercised, the Options that are vested as of the Separation Date shall expire three (3) months from the Separation Date, notwithstanding the special expiration rules set forth in the Stock Option Award and the Plan; and

(ii) All other Option Shares will expire according to the terms of the Stock Option Awards and the Plan: and

(iii) All other terms of the Stock Option Awards shall remain in effect after the Separation Date.

5. Restricted Stock Grant.

(a) Nelson and the Company are parties to that certain Restricted Stock Grant Agreement, dated as of June 6, 2006 and that First Amendment To Restricted Stock Grant Agreement, dated as of August 15, 2006 (together, the “Restricted Stock Grant”). Any capitalized term in this Section 5 not otherwise defined herein has the meaning set forth in the Restricted Stock Grant and the Plan.

(b) Pursuant to the Restricted Stock Grant, the Company granted Nelson 25,000 Restricted Shares pursuant to the Plan. With respect to these Restricted Shares:

(i) The Restricted Shares that have vested as of the Separation Date shall continue to be governed in accordance with the terms of the Restricted Stock Grant; and

(ii) All other Restricted Shares (the “Remaining Restricted Shares”) will cease to vest and shall be forfeited on the first anniversary of the Separation Date; provided, however, that if a Sale of the Company (as defined in the Senior Management Agreement) occurs prior to the first anniversary of the Separation Date, the Remaining Restricted Shares shall vest if and to the extent that they would have vested for other similarly situated employees if Nelson had remained an employee of Employer through the date of such Sale of the Company. Any Remaining Restricted Shares that do not vest in connection with such Sale of the Company shall be forfeited.

(c) All other terms of the Restricted Stock Grant shall remain in effect after the Separation Date.

6. Bonus Upon Sale

(a) If a Sale of the Company occurs within one year after the Separation Date, and in connection with such Sale of the Company, the Company accelerates the vesting of some or all of its options outstanding under the Plan (“Accelerated Vesting”), then on the date of such Sale of the Company, Nelson shall be eligible to receive a bonus (“Bonus Upon Sale”), determined as follows:

(i) The Bonus Upon Sale shall equal (x) the result of the price paid per share in the Sale of the Company minus the exercise price per option share multiplied by (y) the number of remaining unvested Option Shares (as defined in the Stock Option Award) that would have vested under the Accelerated Vesting for similarly situated employees had Nelson remained an employee of Employer through the date of such Sale of the Company.

(ii) The Bonus Upon Sale shall be payable in the same form of consideration paid to the Company’s stockholders in the Sale of the Company.

(iii) Payment of the Bonus Upon Sale shall be subject to the same conditions that are established by the Company in the Accelerated Vesting. For example, if payment of consideration with respect to any options is deferred, payment of the Bonus Upon Sale shall be similarly deferred.

(iv) Notwithstanding the foregoing, no portion of the Bonus Upon Sale shall be payable until six months and one day after the Separation Date.

7. Continuing Effectiveness of Terms of Senior Management Agreement. As provided for in the Senior Management Agreement, the Senior Management Agreement (except for the provisions of Sections 6(a) and (b) of the Senior Management Agreement) shall remain in full force and effect after the Separation Date.

8. Nondisparagement. Nelson shall not defame, disparage, make any derogatory or negative public statements about, or take any action or make any statement which may adversely affect or disparage the reputation, business or goodwill of Employer, the Company, any of their subsidiaries, or their past and present investors, officers or employees. Employer and the Company shall not defame, disparage, make any derogatory or negative public statements about, or take any action or make any statement which may adversely affect or disparage the reputation of Nelson.

9. Release.

(a) Except as otherwise provided in Section 12 herein, Nelson (for himself, heirs, executors, administrators, successors and assigns) hereby releases and forever discharges Employer, the Company, their subsidiaries, predecessors, successors, assignees, affiliates, past and future investors, owners, officers, directors, partners, members, shareholders, employees, agents and attorneys (collectively, the “Released Entities”), jointly and individually, from liability on or for any and all charges, claims, controversies, actions, causes of action, cross-claims, counterclaims, demands, debts, duties, sanctions, fines, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs, attorney’s fees, sums of money, suits, contracts, covenants, controversies, agreements, promises, responsibilities, obligations and accounts of any nature whatsoever in law or in equity, direct or indirect, both past and present and whether or not now or heretofore known, suspected or claimed or whether asserted or unasserted (collectively, “Claims”) against the Released Entities including, but not limited to, claims arising out of the employee/employer relationship, claims under the Americans with Disabilities Act of 1990 (42 U.S.C. Section 12101 et seq.), Title VII of the Civil Rights Act of 1964 (42 U.S.C. Section 2000 et seq.), the Equal Pay Act of 1963 and 1970, the Consolidated Omnibus Budget Reconciliation Act of 1985 (29 U.S.C. Section 1161 et seq.) the Age Discrimination in Employment Act (29 U.S.C. Section 626 et seq.), the Family and Medical Leave Act (29 U.S.C. Section 2601 et seq.), and the Employee Retirement and Income Security Act (29 U.S.C. Section 1001 et seq.), claims under federal, state and local constitutions, statutes, ordinances, human rights laws, and common laws, and claims for breach of contract, discrimination, wrongful discharge, tortious interference with contract, intentional and negligent infliction of emotional distress under any other statutory or common law theories (in its entirety, the “Release”). Nelson, Employer, and the Company agree that the Release shall be construed as broadly and generally as the law permits.

(b) Nelson agrees that he is waiving all rights to sue or obtain equitable, remedial or punitive relief from all or any Released Entities of any kind whatsoever, including, without limitation, reinstatement, back pay, front pay, attorneys’ fees and any form of injunctive relief. Notwithstanding the above, Nelson further acknowledges that he is not waiving and is not being required to waive any right that cannot be waived under law, including the right to file an administrative charge or participate in an administrative investigation or proceeding; provided, however, that Nelson disclaims and waives any right to share or participate in any monetary award resulting from the prosecution of such charge or investigation or proceeding.

(c) In signing this Agreement, Nelson acknowledges that he intends that this Release shall be effective as a bar to each and every one of the Claims hereinabove mentioned or implied. Nelson expressly consents that this Release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims (notwithstanding any state statute that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated Claims), if any, as well as those relating to any other Released Claims hereinabove mentioned or implied. Nelson acknowledges and agrees that this waiver is an essential and material term of this Release and without such waiver Employer and the Company would not have agreed to make the payments, or provide the benefits, described in Section 2, Section 3, and Section 5 above, and would not have agreed to the Bonus Upon Sale described in Section 6 above. Nelson further agrees that in the event he brings his own Claim in which he seeks damages against Employer or the Company, or in the event he seeks to recover against Employer or the Company in any Claim brought by a governmental agency on his behalf, this Release shall serve as a complete defense to such Claim to the maximum extent permitted by law.

10. Indemnification. Employer shall indemnify Nelson in accordance with and to the extent covered by Employer’s corporate charter, by-laws and Directors and Officers insurance policy.

11. Notices. Any notice provided for in this Agreement must be in writing and must be either personally delivered, mailed by first class mail (postage prepaid and return receipt requested) or sent by reputable overnight courier service (charges prepaid) to the recipient at the address below indicated:

If to Employer:

Syniverse Technologies, Inc.

8125 Highwoods Palm Way

Tampa, FL 33647

Attention:        Leigh Hennen

If to the Company:

Syniverse Holdings, Inc.

8125 Highwoods Palm Way

Tampa, FL 33647

Attention:        Leigh Hennen

If to Nelson:

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement will be deemed to have been given when so delivered or sent or, if mailed, five days after deposit in the U.S. mail.

12. General Provisions.

(a) Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

(b) Complete Agreement. This Agreement, the Senior Management Agreement, the Stock Option Awards and the Restricted Stock Grant embody the complete agreement and understanding among the parties with respect to the subject matter hereof and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

(c) Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

(d) Successors and Assigns. Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by Nelson, Employer, the Company and their respective successors and assigns provided that the rights and obligations of Nelson under this Agreement shall not be assignable.

(e) Choice of Law. All questions concerning the construction, validity and interpretation of this Agreement and the exhibits hereto will be governed by and construed in accordance with the internal laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

(f) Remedies. Each of the parties to this Agreement will be entitled to enforce its rights under this Agreement specifically, to recover damages and costs (including attorney’s fees) caused by any breach of any provision of this Agreement and to exercise all other rights existing in its favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any party may in its sole discretion apply to any court of law or equity of competent jurisdiction (without posting any bond or deposit) for specific performance and/or other injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement.

(g) Amendment and Waiver. The provisions of this Agreement may be amended and waived only with the prior written consent of Employer, the Company and Nelson.

(h) Business Days. If any time period for giving notice or taking action hereunder expires on a day which is a Saturday, Sunday or holiday in the state in which the Company’s chief executive office is located, the time period shall be automatically extended to the business day immediately following such Saturday, Sunday or holiday.

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13. Acknowledgement.

(a) Nelson acknowledges that he has carefully read and fully understands each of the provisions of this Agreement, that he has had the opportunity to have an attorney explain the terms of this Agreement, that he signs this Agreement knowingly and voluntarily as his own free act and deed, that the consideration described herein is in addition to that to which he is already entitled, that the consideration is adequate and satisfactory to him and that this Agreement was freely entered into without fraud, duress or coercion and with full knowledge of its significance, effects and consequences. Nelson confirms that he has had at least twenty-one (21) days to consider whether or not to sign this letter, it first having been presented to him on August 7, 2008.

(b) Nelson acknowledges that he understands that he may revoke his assent to this Agreement if he does so within seven days of executing it and that this letter agreement is not effective until such seven day period has expired.

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IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

SYNIVERSE TECHNOLOGIES, INC.

By:	/s/ Leigh M. Hennen
Name:	Leigh M. Hennen
Title:	Chief Human Resources Officer

SYNIVERSE HOLDINGS, INC.

By:	/s/ Leigh M. Hennen
Name:	Leigh M. Hennen
Title:	Chief Human Resources Officer

/s/ Wayne Nelson
WAYNE NELSON